Exhibit 10.2

Mobile Business Sales & License Agreement

This agreement (the “Agreement”) is made and entered into as of September 27, 2004 (Japan Time) by and between ATLUS, Co., Ltd. (“ATLUS”), a corporation organized and existing under the laws of Japan and BBMF Corporation (“BBMF”), a corporation organized and existing under the laws of Nevada, USA with reference to the following facts:

A.	ATLUS is engaged in development and sales of software products for video games, on-line computer games and mobile games, and is also engaged in operation of mobile game sites for mobile phones.

B.	BBMF is engaged in developing and providing mobile games to the mobile phones in many countries in the world, and desires to purchase from ATLUS mobile business which ATLUS now operates and to obtain an exclusive license to use ATLUS’s proprietary game software, characters and applications used in the games for provision to mobile phones.

C.	ATLUS is willing to and has obtained all the necessary internal approvals to sell such mobile business to BBMF and to grant a license to use ATLUS proprietary rights for distribution by BBMF, its subsidiary or affiliate.

THEREFORE, it is agreed.

Article 1. (Sales of mobile business)
ATLUS agrees to sell and deliver to BBMF and BBMF agrees to purchase and take delivery of the entire mobile distribution business described below that ATLUS now operates including all the necessary assets and information used for the business operation.

1)	ATLUS Web-i for NTT Docomo

2)	ATLUS V-NET for Vodafone

3)	ATLUS web-EZ for au

4)	MEGATEN α for NTT (FOMA)

Article 2. (Delivery date and Belonging of revenue/cost)
ATLUS shall deliver to BBMF the mobile business provided for in Article 1. on September 30, 2004. All the revenue, costs and liabilities deriving from the mobile business on and before September 30 shall belong to ATLUS, and those revenue, costs and liabilities thereafter shall belong to BBMF.

Article 3 (License of proprietary rights)
1. ATLUS grants to BBMF an exclusive, worldwide license to use ATLUS game contents, characters and applications used in the games and “ATLUS” trademark in which ATLUS has proprietary rights (“ATLUS proprietary rights”) for development and distribution of mobile games & applications related to the games of ATLUS to mobile phones by BBMF or its subsidiary or affiliate. This license includes a right to sublicense by BBMF to its subsidiary or affiliate.

2.	1) Irrespective of the preceding 1 BBMF acknowledges and accepts that ATLUS has already licensed some mobile contents consisting of [****************] series and [*********************] series under the contracts listed in Appendix A to be provided before October 1, 2004, and that such contracts shall continue to be valid after the signing of this Agreement. At the end of the respective terms of such contracts, ATLUS will inform the related parties its intention to terminate such contracts by sending out notices of termination.

2) Since ATLUS has already licensed the [********] series exclusively to a third party, BBMF acknowledges and accepts that the game will not be available to BBMF.

3) With regard to [***********] series ATLUS has been negotiating to license the game to another third party. ATLUS shall make reasonable efforts to make the game available to BBMF. ATLUS and BBMF shall confer with each other on the way and specifications of the license of the game.

3. ATLUS and BBMF acknowledge that some game contents in which third parties have co-ownership of copyrights with ATLUS shall be excluded from the license provide for in 1. above. However, in the event that the third parties agree

*	Material has been omitted pursuant to a request for confidential treatment to license these game contents to BBMF, such game contents shall be included in the license.

Article 4 (Payment)
In consideration for the purchase of mobile business and licensed proprietary rights BBMF shall pay to ATLUS under the following conditions.

1) purchase of mobile business:	300,000,000JPY
time of payment:	within 2 weeks after execution of this Agreement
2) license of proprietary rights:	[*********] from game distribution using ATLUS’ proprietary rights after deducting charges of mobile phone carriers and distributors
time of payment .	monthly payment, details shall be discussed between the parties.

Article 5 (Entrustment of mobile business)
Until BBMF is able to manage operation of mobile business by itself or by its subsidiary or affiliate, BBMF will entrust ATLUS with operation, administration and transfer of mobile business [*************]. ATLUS undertakes to manage these business including informing mobile carriers of the grant of license to BBMF. BBMF shall pay to ATLUS direct operation expenses and content development cost provide for in Article 6. incurred on and after October 1. However this transition period during which ATLUS is entrusted with the operation shall not exceed 3 months. In case the transition period exceeds 3 months, both parties will confer over the measures.

Article 6 (Delivery of games under development)
ATLUS shall deliver mobile games under development on an “as is” basis to BBMF on September 30, 2004. ATLUS shall bear the development cost on and before September 30 and BBMF shall bear the cost thereafter.

*	Material has been omitted pursuant to a request for confidential treatment

Article 7 (Publicity)
When either party desires to make public the sale and/or license in this agreement within Japan, the party shall confer with another party about the publicity. When BBMF desires to make public the sale and/or license in this agreement outside of Japan, BBMF shall do so at its sole discretion.

Article 8 (Copyright and ownership)
BBMF acknowledge and agrees that the exclusive rights to all the proprietary rights of ATLUS including copyrights and ATLUS trademark used in connection with the licensed proprietary rights shall remain in sole property of ATLUS.

Article 9 (Control of Quality)
BBMF agrees that the mobile games created by using ATLUS’s proprietary rights shall be of high standard and such quality as to enhance the reputation and prestige of ATLUS trademarks. BBMF shall also ensure that BBMF, its subsidiary or affiliate comply and observe any recommendation of ATLUS with regard to quality keeping of proprietary rights of ATLUS.

Article 10 (Non-competition)
ATLUS agrees not to engage in any business with a purpose to distribute mobile games and applications related to the games for mobile phones through mobile phone carriers by ATLUS or its subsidiary or affiliate in which ATLUS has [**** ***********] of the voting right during the term of this Agreement.

Article 11(Defense against infringement)
If either ATLUS or BBMF finds any third-party infringement, misappropriation or other unauthorized use of any licensed proprietary rights of ATLUS, that party shall promptly notify the other party thereof. Upon such notification, ATLUS and BBMF shall discuss whether or not any action should be taken against such infringement.

Article 12 (Withholding tax)
ATLUS shall bear the tax to be levied on the income of ATLUS arising under this Agreement. In the event that such tax is or should be deducted from the amount of remittance to ATLUS by BBMF, BBMF shall provide ATLUS with a tax

*	Material has been omitted pursuant to a request for confidential treatment certificate showing the payment of such tax without delay.

Article 13 (Term)
The term of this Agreement shall be effective for a period of 10 years commencing on the date of this Agreement.

Article 14 (Governing Law & Language)
This Agreement shall be governed by and construed in accordance with the laws of Japan. The English version of this Agreement shall be official and controlling, and the Japanese version shall be referential.

Article 15 (Conference & Arbitration)
Any difference or dispute between the parties concerning the interpretation or validity of this Agreement or the rights and liabilities, which cannot be satisfactorily settled by the conference between the parties, shall be finally settled by arbitration in Tokyo, Japan in accordance with the Rules of Procedures of Japan Commercial Arbitration Association.

IN WITNESS WHEREOF, the parties have caused this Agreement in 3 copies executed by their duly authorized representatives as of the date first above written.

ATLUS Co., Ltd.	BBMF Corporation
By	By
Nobuyuki Okude Representative Director, President	Han Lian President, CEO